Exhibit 99.1

             WALTER INDUSTRIES ANNOUNCES FIRST QUARTER 2006 RESULTS

                - Earnings of $0.71 Per Diluted Share Reported -

   - Income Growth Reflects Significantly Higher Metallurgical Coal Prices and
                              Mueller Acquisition -

TAMPA, Fla., April 27 /PRNewswire-FirstCall/ -- Walter Industries, Inc. (NYSE:
WLT) today reported first quarter earnings of $35.3 million, or $0.71 per diluted share for the quarter ended March 31, 2006, compared with earnings of $18.8 million, or $0.41 per diluted share in the first quarter last year.

Net income for the first quarter includes acquisition-related after-tax charges of $13.5 million. This amount includes $7.0 million of purchase accounting-related inventory step-up charges, $2.5 million of restructuring charges related to the previously announced closure of U.S. Pipe's valve and hydrant facility in Chattanooga, Tenn. and $4.0 million of ongoing amortization of intangibles at Mueller and Anvil.

"We are very pleased with our first quarter results, which were in line with our internal expectations," said Walter Industries Chairman and CEO Gregory E. Hyland. "We generated significant income growth over the previous year, reflecting the addition of Mueller's results in the current year, as well as higher metallurgical coal prices and solid production in our Natural Resources segment."

Hyland added, "Mueller and Anvil continue to deliver solid revenue growth and strong operating income results. The integration plan with U.S. Pipe is ahead of schedule and we remain on track to launch the initial public offering of our Water Products business during the second quarter."

Net sales and revenues for the first quarter were $753.3 million, up from $366.3 million in the prior-year period. Current quarter results include the addition of $320.8 million in revenues from Mueller and Anvil. First quarter 2006 results also include revenue growth of 55.6 percent at Natural Resources due to higher metallurgical coal pricing and 32.3 percent in the Homebuilding segment principally as a result of increased unit completions versus the prior-year period.

Operating income for the quarter totaled $96.0 million compared with operating income in the first quarter of 2005 of $31.8 million. Current period results include acquisition-related pre-tax charges of $23.3 million. This amount includes $12.0 million of pre-tax purchase accounting-related inventory step-up charges, $4.3 million of pre-tax restructuring charges at U.S. Pipe and $7.0 million of pre-tax ongoing amortization of intangibles at Mueller and Anvil.

The year-over-year growth in operating income primarily reflects the addition of Mueller and Anvil results in the current year as well as increased operating income from the Company's Natural Resources segment due to higher metallurgical coal pricing.

First Quarter Segment Results by Operating Group

Water Products

Walter Industries acquired Mueller and Anvil on Oct. 3, 2005; therefore, Mueller and Anvil financial results for the first quarter of 2005 are not included in the reported consolidated first quarter 2005 results for Walter Industries. However, in an effort to enhance comparability and evaluate first quarter period-to-period performance, variances to pro forma calendar first quarter prior year financial results for these segments are presented below.

"Our Water Products business continues to generate solid top-line growth, primarily due to increasing orders for infrastructure products such as valves and hydrants," Hyland said. "Excluding the acquisition-related charges discussed below, overall profitability from this operating group has increased, particularly with respect to our Mueller segment, and we are starting to see the benefits from our synergy-related activities."

Mueller

Mueller reported revenues of $193.3 million for the first quarter of 2006, compared to $170.1 million in the prior-year period. The 13.6 percent increase versus the prior-year period was primarily due to solid demand for iron gate valves and fire hydrants, and includes additional valve and hydrant volume associated with the transfer of U.S. Pipe's valve and hydrant production to Mueller's Chattanooga, Tenn. and Albertville, Ala. facilities, which began Jan.1, 2006.

Operating income for Mueller was $33.9 million for the quarter, compared to $32.7 million in last year's first quarter. Current year results include $6.8 million of expense related to acquisition-related inventory step-up and $6.0 million of incremental ongoing amortization of intangibles. Excluding those expenses, operating income rose 42.8 percent due to improved valve volumes and hydrant margins and the transfer of U.S. Pipe's valve and hydrant business, partially offset by higher brass and scrap iron material costs.

Mueller has also taken another step in its facility rationalization program by recently announcing the closure of its Milton, Ontario plant, scheduled for July 2006.

U.S. Pipe

U.S. Pipe reported $119.7 million in revenue for the first quarter of 2006, compared to $124.7 million for the prior-year period. Revenue in the prior-year period included $13.2 million of valve and hydrant revenues, which were transferred to Mueller as of Jan. 1, 2006. Excluding the valve and hydrant revenue from the prior period, revenues increased 7.4 percent.

U.S. Pipe reported an operating loss of $5.2 million for the first quarter of 2006, compared to operating income of $5.5 million in the prior-year period. Current year results include restructuring charges of $4.3 million related to the previously announced closure of U.S. Pipe's Chattanooga facility. Results for the prior-year period included approximately $2.7 million in valve and hydrant operating income and also included a $5.1 million favorable impact from a non-operating insurance settlement. Excluding these items, operating income improved by $1.4 million in the current quarter, reflecting improved margins, partially offset by higher scrap costs.

Anvil

Anvil reported revenues of $127.5 million for the first quarter of 2006, compared to $115.1 million in the prior-year period, reflecting a 10.8 percent increase primarily due to stronger demand from commercial construction markets.

Operating income for Anvil was $1.4 million for the quarter, compared to $6.0 million in last year's first quarter. The current-year period includes $5.2 million of acquisition-related inventory step-up expense and $0.2 million of incremental ongoing amortization of intangibles. Excluding these expenses, operating income increased 13.3 percent on higher volume and stable margins, partially offset by higher freight costs and depreciation expense in the current-year period.



     Natural Resources & Sloss


Natural Resources

The Natural Resources segment reported first quarter revenue of $169.1 million, up 55.6 percent versus the same period last year, primarily driven by a 51.8 percent increase in metallurgical coal prices and 37.6 percent higher natural gas prices.

Jim Walter Resources sold 1.5 million tons of coal at an average price of $97.78 per ton, compared to 1.5 million tons of coal at an average price of $64.05 per ton during the same period last year. The natural gas operation sold 1.8 billion cubic feet of gas at an average price of $9.29 per thousand cubic feet versus
1.8 billion cubic feet of gas at $6.75 per thousand cubic feet in the prior-year quarter.

During the quarter, Jim Walter Resources satisfied the remainder of its steam coal contract obligation with Alabama Power. All coal sales for the remainder of 2006 will be directed to the higher-priced metallurgical coal market. Steam coal sales volume, which sold at virtually no margin, totaled 0.3 million tons in the first quarter of 2006.

Operating income for the quarter totaled $63.9 million, compared to operating income of $24.5 million in the prior-year period. The increase is primarily due to higher metallurgical coal and natural gas pricing, partially offset by higher production costs. Coal cost of sales was higher in the current-year period, reflecting expected higher costs at Mine No. 5 as it nears the end of its useful life. In addition, first quarter cost of sales were higher as a result of adverse fourth quarter geological conditions encountered in Mine No. 7 that have since been rectified.

First quarter mining production totaled 1.8 million tons compared to 1.9 million tons in last year's first quarter. Production costs in the current quarter increased compared to the prior-year period, principally due to the higher costs at Mine No. 5 and slightly lower yields at Mine No. 4. Mine No. 7 performed well in the current-year period, with production volumes up 30 percent over last year's first quarter. Supplies and labor costs increased approximately $3 per ton in the current-year period compared to the prior-year period.

Sloss Industries

Sloss Industries, included in the "Other" segment, reported revenues for the first quarter of $33.2 million, up $2.1 million from the prior-year period. Operating income for the quarter totaled $2.2 million, $0.4 million better than the same period last year, reflecting higher product margins and improved plant performance, partially offset by higher metallurgical coal costs.

     Homebuilding & Financing

Homebuilding

The Homebuilding segment reported first quarter revenues of $64.4 million, an increase of $15.7 million, or 32.2 percent over the same period last year. Homebuilding completed 767 homes during the quarter, an increase of 117 homes versus the same period last year. The average net selling price for the quarter was $83,700, versus $74,800 for the prior-year period.

The segment reported an operating loss of $6.3 million for the first quarter compared to an operating loss of $8.5 million during the same period last year. This improvement in operating results for the quarter compared to the prior year is a result of an 18.0 percent increase in unit completions, as well as lower legal, advertising and consulting expenses.

Financing

The Financing segment reported first quarter revenue of $56.0 million, down 5.2 percent versus the prior-year period. The decline in revenue was primarily attributed to $2.2 million of lower prepayment revenue and a lower instalment note portfolio balance in the current year. Prepayment speeds were 9.1 percent in the first quarter of 2006 versus 10.0 percent in the prior-year period.

Operating income for the segment totaled $13.0 million in the first quarter versus $14.6 million for the prior-year period. Lower operating income for the quarter primarily reflects the impact of lower prepayment income, partially offset by lower interest expense, a favorable reduction in provision for losses and a credit in the current-year period for estimated hurricane insurance losses. At March 31, 2006, delinquencies (the percentage of amounts outstanding more than 30 days past due) improved slightly to 3.7 percent from 3.9 percent at March 31, 2005.

Other

Corporate expenses, included in the "Other" segment, increased by $0.8 million in the first quarter, primarily reflecting $0.7 million in higher costs related to expensing stock options associated with FAS 123(R), "Share- Based Payment".

Interest expense totaled $42.6 million in the first quarter versus $3.6 million for the same period last year, reflecting the increased debt associated with the Mueller acquisition. Interest expense also includes $1.6 million of inducement costs related to the conversion of $26.6 million of the Company's Convertible Senior Subordinated Notes and a $1.6 million write-off of unamortized term debt expense. The unamortized debt expense write off was associated with the early retirement of senior bank term debt, using proceeds from the Company's common stock offering of 2.65 million shares during the first quarter.

Income tax expense recorded in the first quarter of 2006 reflects an effective rate of 34.0 percent versus 32.0 percent in the first quarter of 2005.

Conference Call Web cast

Walter Industries Chairman and CEO Greg Hyland and members of the Company's leadership team will discuss quarterly results and other general business matters on a conference call and live Webcast to be held on Friday, April 28, 2006, at 9 a.m. Eastern Daylight Time. To listen to the event live or in archive, visit the Company Web site at http://www.walterind.com.

About Walter Industries

Walter Industries, Inc. is a diversified company with annual revenues of approximately $3.0 billion. The Company is a leader in water infrastructure, flow control and water transmission products, with respected brand names such as Mueller, U.S. Pipe, James Jones, Henry Pratt and Anvil. The Company is also a significant producer of high-quality metallurgical coal and natural gas for worldwide markets and is a leader in affordable homebuilding and financing. Based in Tampa, Fla., the Company employs approximately 10,000 people. For more information about Walter Industries, please visit the Company Web site at http://www.walterind.com.

Safe Harbor Statement

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among others, changes in customers' demand for the Company's products, changes in raw material, labor, equipment and transportation costs and availability, geologic and weather conditions, changes in extraction costs and pricing in the Company's mining operations, changes in customer orders, pricing actions by the Company's competitors, changes in law, the collection of approximately $14 million of receivables associated with a working capital adjustment arising from the sale of a subsidiary in 2003, potential changes in the mortgage-backed capital markets, and general changes in economic conditions. Those risks also include the timing of and ability to execute on the initial public offering and spin-off of the Company's Water Products business and any other strategic action that may be pursued. Risks associated with forward-looking statements are more fully described in the Company's and Mueller's filings with the Securities and Exchange Commission. The Company assumes no duty to update its forward-looking statements as of any future date.

                    WALTER INDUSTRIES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                ($ in Thousands)
                                    Unaudited

                                             For the three months
                                               ended March 31,
                                         ----------------------------
                                             2006            2005
                                         ------------    ------------
Net sales and revenues:
    Net sales                            $    694,693    $    307,678
    Interest income on instalment
     notes                                     50,530          53,493
    Miscellaneous                               8,046           5,110
                                              753,269         366,281

Cost and expenses:
  Cost of sales (exclusive of
   depreciation)                              493,981         238,900
  Depreciation                                 25,693          14,320
  Selling, general and administrative          90,362          42,570
  Provision for losses on instalment
   notes                                        2,305           3,185
  Postretirement benefits                       4,017           3,238
  Interest expense -- mortgage-
   backed/asset-backed notes                   29,976          31,435
  Interest expense -- other debt               42,552           3,612
  Amortization of intangibles                   7,690           1,063
  Credit for estimated hurricane
   insurance losses                            (1,046)           (556)
  Restructuring and impairment charges          4,261             305
                                              699,791         338,072
Income from continuing operations
 before income tax expense                     53,478          28,209

Income tax expense                            (18,179)         (9,027)

Income from continuing operations              35,299          19,182
Discontinued operations, net of
 income taxes (1)                                  --            (417)
Net income                               $     35,299    $     18,765

Basic income per share:
Income from continuing operations        $       0.86    $       0.51
Discontinued operations                            --           (0.01)

Net income                               $       0.86    $       0.50

Weighted average number of shares
 outstanding                               40,881,505      37,719,968

Diluted income per share:
Income from continuing operations        $       0.71    $       0.41
Discontinued operations                            --              --

Net income                               $       0.71    $       0.41

Weighted average number of dilutive
 securities                                50,980,495      48,799,982

(1) 2005 expenses resulted from the Company's sale of its AIMCOR subsidiary in December 2003.

                    WALTER INDUSTRIES, INC. AND SUBSIDIARIES
                          RESULTS BY OPERATING SEGMENT
                                ($ in Thousands)
                                    Unaudited

                                             For the three months
                                               ended March 31,
                                         ----------------------------
                                             2006            2005
                                         ------------    ------------
NET SALES AND REVENUES:
Homebuilding                             $     64,389    $     48,679
Financing                                      56,019          59,093
Mueller                                       193,339              --
Anvil                                         127,471              --
U.S. Pipe                                     119,734         124,689
Natural Resources                             169,098         108,695
Other                                          36,448          33,277
Consolidating Eliminations                    (13,229)         (8,152)
                                         $    753,269    $    366,281

OPERATING INCOME (LOSS):
Homebuilding                             $     (6,308)   $     (8,549)
Financing                                      12,992          14,586
Mueller                                        33,917              --
Anvil                                           1,355              --
U.S. Pipe                                      (5,159)          5,480
Natural Resources                              63,925          24,542
Other                                          (3,132)         (2,478)
Consolidating Eliminations                     (1,560)         (1,760)
Operating income                               96,030          31,821
Other debt interest expense                   (42,552)         (3,612)
Income from continuing operations
 before income tax expense               $     53,478    $     28,209

                    WALTER INDUSTRIES, INC. AND SUBSIDIARIES
                            SUPPLEMENTAL INFORMATION
                                    Unaudited

                                             For the three months
                                               ended March 31,
                                         ----------------------------
                                             2006            2005
                                         ------------    ------------
Depreciation ($ in thousands):
  Homebuilding                           $      1,312    $      1,196
  Financing                                       342             360
  Mueller                                       6,706              --
  Anvil                                         5,001              --
  U.S. Pipe                                     5,322           6,552
  Natural Resources                             5,845           5,047
  Other                                         1,165           1,165
                                         $     25,693    $     14,320

Amortization of intangibles ($ in
 thousands):
  Financing                              $        697    $      1,063
  Mueller                                       6,269              --
  Anvil                                           724              --
                                         $      7,690    $      1,063

Restructuring and impairment charges
 ($ in thousands):
  U.S. Pipe Chattanooga plant
   shutdown costs                        $      4,261    $         --
  Mine No. 5 shutdown costs                        --             305
                                         $      4,261    $        305

Operating Data:

  Homebuilding
    New sales contracts                           776           1,025
    Cancellations                                 151             178
    Unit completions                              767             650
    Average sale price                   $     83,700    $     74,800
    Ending homes backlog                        2,035           2,198

  Financing
    Delinquencies                                 3.7%            3.9%
    Prepayment speeds                             9.1%           10.0%

  U.S. Pipe
    Ending pipe & fittings backlog,
     tons                                      80,418          94,794
    Ending pipe & fittings backlog,
     dollars ($ in thousands)            $     72,470    $     85,050

  Sloss Industries
    Tons of foundry coke sold                  27,746          34,924
    Tons of furnace coke sold                  73,264          62,250
    Foundry coke average sale price
     per ton                             $     261.06    $     253.81
    Furnace coke average sale price
     per ton                             $     208.19    $     206.00

                    WALTER INDUSTRIES, INC. AND SUBSIDIARIES
                            SUPPLEMENTAL INFORMATION
                                    Unaudited

                                             For the three months
                                               ended March 31,
                                         ----------------------------
                                             2006            2005
                                         ------------    ------------
Operating Data:

  Natural Resources
    Tons sold by type (in thousands):
    Metallurgical coal, contracts               1,245           1,027
    Metallurgical coal, spot sales                 --              82
    Steam coal                                    297             392
                                                1,542           1,501

  Average sale price per ton:
    Metallurgical coal, contracts        $     112.70    $      71.20
    Metallurgical coal, spot sales       $         --    $     112.13
    Steam coal                           $      35.38    $      35.27

  Tons sold by mine (in thousands):
    Mine No. 4                                    856             688
    Mine No. 7                                    516             478
    Mine No. 5                                    170             335
                                                1,542           1,501

  Coal cost of sales:
    Mine No. 4 per ton                   $      48.48    $      33.04
    Mine No. 7 per ton                   $      50.28    $      56.55
    Mine No. 5 per ton                   $      83.31    $      45.86
    Mine No. 7 idle costs ($ in
     thousands) (1)                      $        200    $         --
    Other costs ($ in thousands) (2)     $      2,424    $      1,027

  Tons of coal produced (in thousands)          1,815           1,931

  Coal production costs per ton: (3)
    Mine No. 4                           $      34.43    $      26.60
    Mine No. 7                           $      34.79    $      36.56
    Mine No. 5                           $      61.53    $      42.38
    Total                                $      38.56    $      32.75

  Natural gas sales, in mmcf
   (in thousands)                               1,831           1,756
  Natural gas average sale price per
   mmcf                                  $       9.29    $       6.75
  Natural gas cost of sales per mmcf     $       3.24    $       2.62

(1)  Idle costs are charged to period expense when incurred.

(2)  Consists of charges (credits) not directly allocable to a specific mine.

(3) Coal production costs per ton are a component of inventoriable costs. Other inventoriable costs not included in coal production costs per ton include Company-paid outbound freight, postretirement benefits, asset retirement obligation expenses, royalties and Black Lung excise taxes.

                    WALTER INDUSTRIES, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                ($ in Thousands)
                                    Unaudited

                                          March 31,      December 31,
                                             2006            2005
                                         ------------    ------------
ASSETS
Cash and cash equivalents                $    146,216    $    137,396
Short-term investments, restricted             84,442         124,573
Instalment notes receivable, net of
 allowance of $12,708 and $12,489,
 respectively                               1,726,879       1,693,922
Receivables, net                              363,237         334,322
Income tax receivable                          20,883          16,793
Inventories                                   585,295         551,293
Prepaid expenses                               27,365          31,320
Property, plant and equipment, net            617,402         603,350
Investments                                     6,000           6,056
Deferred income taxes                              --              --
Unamortized debt expense                       70,694          75,062
Other long-term assets                         83,288          73,247
Identifiable intangibles, net                 857,155         858,122
Goodwill                                      866,392         867,556
                                         $  5,455,248    $  5,373,012

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable                         $    183,866    $    161,215
Accrued expenses                              192,966         213,596
Deferred income taxes                         236,827         215,874
Debt:
  Mortgage-backed/asset-backed notes        1,660,591       1,727,329
  Other debt                                2,042,818       2,172,453
Accrued interest                               41,017          32,619
Accumulated postretirement benefits
 obligation                                   273,917         275,336
Other long-term liabilities                   288,095         285,974
Total liabilities                           4,920,097       5,084,396
Stockholders' equity                          535,151         288,616
                                         $  5,455,248    $  5,373,012

                    WALTER INDUSTRIES, INC. AND SUBSIDIARIES
            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                            AND COMPREHENSIVE INCOME
                    FOR THE THREE MONTHS ENDED MARCH 31, 2006
                                ($ in Thousands)
                                    Unaudited

                                                   Comprehensive      Accumulated
                                      Total            Income           Deficit
                                   ------------    --------------    --------------
Balance at December 31, 2005       $    288,616                      $     (602,002)

Comprehensive income:
  Net income                             35,299    $       35,299            35,299
  Other comprehensive income
   (loss), net of tax:
    Cumulative foreign
     currency translation
     adjustment                              (6)               (6)
    Net unrealized gain on
     hedges                              10,363            10,363
Comprehensive income                               $       45,656
Sale of common stock                    168,829
Stock issued upon conversion of
 convertible notes                       25,862
Stock issued upon exercise of
 stock options                            2,250
Tax benefit from the exercise of
 stock options                            4,051
Dividends paid, $0.04 per share          (1,568)
Stock-based compensation                  1,455

Balance at March 31, 2006          $    535,151                      $     (566,703)

                                    Accumulated
                                       Other                         Capital in
                                   Comprehensive                       Excess
                                      Income           Common            of           Treasury
                                      (Loss)            Stock         Par Value         Stock
                                   -------------    -------------   -------------   -------------
Balance at December 31, 2005       $     (61,414)   $         598   $   1,210,751   $    (259,317)

Comprehensive income:
  Net income
  Other comprehensive income
   (loss), net of tax:
     Cumulative foreign
      currency translation
      adjustment                              (6)
     Net unrealized gain on
      hedges                              10,363
Comprehensive income
Sale of common stock                                           26         168,803
Stock issued upon conversion of
 convertible notes                                             15          25,847
Stock issued upon exercise of
 stock options                                                  4           2,246
Tax benefit from the exercise of
 stock options                                                              4,051
Dividends paid, $0.04 per share                                            (1,568)
Stock-based compensation                                                    1,455

Balance at March 31, 2006          $     (51,057)   $         643   $   1,411,585   $    (259,317)

                    WALTER INDUSTRIES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                ($ in Thousands)
                                    Unaudited

                                             For the three months
                                               ended March 31,
                                         ----------------------------
                                             2006            2005
                                         ------------    ------------
OPERATING ACTIVITIES
  Net income                             $     35,299    $     18,765
  Adjustments to reconcile income to
   net cash provided by (used in)
   continuing operations:
  Discontinued operations, net of tax              --             417
  Provision for losses on instalment
   notes receivable                             2,305           3,185
  Depreciation                                 25,693          14,320
  Provision for (benefit from) deferred
   income taxes                                16,558          (3,870)
  Tax benefit on the exercise of
   employee stock options                      (4,051)         12,995
  Decrease in other long term assets            6,456              --
  Increase in other long term
   liabilities                                  2,121           3,041
  Amortization of intangibles                   7,690           1,063
  Amortization of debt expense                  4,345           1,626
  Stock-based compensation expense              1,455             363
  Other                                         2,949          (1,399)

  Decrease (increase) in assets:
    Receivables                               (28,710)         (3,767)
    Income tax receivable                      (4,093)            (74)
    Inventories                               (31,915)        (52,906)
    Prepaid expenses                            3,968            (992)
  Increase (decrease) in liabilities:
    Accounts payable                            3,378          10,569
    Accrued expenses                          (21,200)        (11,104)
    Accrued interest                            8,398             466
        Cash flows provided by (used
         in) continuing operations             30,646          (7,302)
        Cash flows used in
         discontinued operations                   --            (417)
        Cash flows provided by (used
         in) operating activities              30,646          (7,719)

INVESTING ACTIVITIES
    Acquisitions, net of cash acquired         (5,095)             --
    Notes from sales and resales of
     homes, purchases of loans,
     repossessions and write-offs            (127,882)        (93,812)
    Cash collections on accounts and
     payouts in advance of maturity            92,620         106,915
    Decrease in short-term
     investments, restricted                   40,131             686
    Additions to property, plant and
     equipment                                (43,338)        (23,323)
    Cash proceeds from sale of
     property, plant and equipment              2,699             366
    Decrease in investments                        56             328
        Cash flows used in investing
         activities                           (40,809)         (8,840)

FINANCING ACTIVITIES
    Issuances of mortgage-backed/
     asset- backed notes                           --          30,500
    Retirements of mortgage-backed/
     asset- backed notes                      (66,781)        (70,260)
    Proceeds from issuance of other
     debt                                          --          16,900
    Retirements of other debt                (106,406)        (10,000)
    Increase in the dollar value of
     bank checks outstanding                   19,261              --
    Cash dividends paid                        (1,568)         (1,494)
    Sale of common stock                      168,829              --
    Exercise of employee stock options          2,250          13,319
    Tax benefit on the exercise of
     employee stock options                     4,051              --
    Other                                        (653)           (583)
        Cash flows provided by (used
         in) financing activities              18,983         (21,618)

Net increase (decrease) in cash and
 cash equivalents                               8,820         (38,177)
Cash and cash equivalents at
 beginning of period                          137,396          46,924
Cash and cash equivalents at end of
 period                                  $    146,216    $      8,747

SOURCE  Walter Industries, Inc.
    -0-                             04/27/2006
    /CONTACT: Investors, Joseph J. Troy, Sr. Vice President, +1-813-871-4404, or jtroy@walterind.com, or media, Michael A. Monahan, Director - Corporate Communications, +1-813-871-4132, or mmonahan@walterind.com/
    /Photo:  http://www.newscom.com/cgi-bin/prnh/20020429/FLM010LOGO-c
              AP Archive:  http://photoarchive.ap.org
              PRN Photo Desk, photodesk@prnewswire.com /
    /Web site:  http://www.walterind.com /